EXHIBIT 99.2

JOINT FILER INFORMATION

Item	Information
Name:	Banc of America Preferred Funding Corporation
Address:	214 N. Tryon Street Charlotte, NC 28255
Date of Event Requiring Statement (Month/Day/Year):	November 1, 2013
Issuer Name and Ticker or Trading Symbol:	Dreyfus Municipal Bond Infrastructure Fund, Inc. (DMB)
Relationship of Reporting Person(s) to Issuer:	10% Owner
If Amendment, Date Original Filed (Month/Day/Year):	Not Applicable
Individual or Joint/Group Filing:	Form filed by More than One Reporting Person
Signature:	BANC OF AMERICA PREFERRED FUNDING CORPORATION By:_/s/ Edward Curland Name: Edward Curland Title: Managing Director Date: November 1, 2013